Exhibit 99.1

Report of Independent Registered Public Accounting Firm

To the Unitholders of Rice Midstream Partners LP and the Board of Directors of Rice Midstream Management LLC

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Rice Midstream Partners LP (the Partnership) as of December 31, 2017 (Successor) and 2016 (Predecessor), and the related consolidated statements of operations, cash flows, and partners’ capital for the period from November 13, 2017 through December 31, 2017 (Successor), the period from January 1, 2017 through November 12, 2017 (Predecessor) and the years ended December 31, 2016 and 2015 (Predecessor) and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the consolidated financial position of the Partnership at December 31, 2017 (Successor) and 2016 (Predecessor), and the consolidated results of its operations and its cash flows for the period from November 13, 2017 through December 31, 2017 (Successor), the period from January 1, 2017 through November 12, 2017 (Predecessor) and the years ended December 31, 2016 and 2015 (Predecessor), in conformity with U.S. generally accepted accounting principles.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), the Partnership’s internal control over financial reporting as of December 31, 2017, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (2013 framework) and our report dated February 15, 2018 expressed an unqualified opinion thereon.

Basis for Opinion

These financial statements are the responsibility of the Partnership’s management. Our responsibility is to express an opinion on the Partnership’s financial statements based on our audits. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Partnership in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Ernst & Young LLP

We have served as the Partnership’s auditor since 2014.

Pittsburgh, Pennsylvania

February 15, 2018

Rice Midstream Partners LP

Consolidated Balance Sheets

	Successor	Predecessor
(in thousands)	December 31, 2017	December 31, 2016
Assets
Current assets:
Cash	$10,538	$21,834
Accounts receivable	12,246	8,758
Accounts receivable - affiliate	46,182	11,838
Prepaid expenses, deposits and other	1,327	64
Total current assets	70,293	42,494

Property and equipment, net	1,431,802	805,027
Deferred financing costs, net	—	12,591
Goodwill	1,346,918	494,580
Other assets	—	44,525
Total assets	$2,849,013	$1,399,217

Liabilities and partners’ capital
Current liabilities:
Accounts payable	4	4,172
Accrued capital expenditures	24,630	9,074
Other accrued liabilities	4,200	8,376
Total current liabilities	28,834	21,622

Long-term liabilities:
Revolving credit facility	286,000	190,000
Other long-term liabilities	9,360	5,189
Total liabilities	324,194	216,811

Partners’ capital:
Parent net equity	—	—
Common units (73,549,485 and 73,519,133 issued and outstanding at December 31, 2017 and 2016, respectively)	1,566,625	1,275,935
Subordinated units (28,753,623 issued and outstanding at December 31, 2017 and 2016)	612,454	(94,417)
General Partner	345,740	888
Total partners’ capital	2,524,819	1,182,406
Total liabilities and partners’ capital	$2,849,013	$1,399,217

The accompanying notes are an integral part of these Consolidated Financial Statements.

Rice Midstream Partners LP

Consolidated Statements of Operations

	Successor	Predecessor
	Period from November 13, 2017 to	Period from January 1, 2017 to	Years Ended December 31,
(in thousands, except per unit data)	December 31, 2017	November 12, 2017	2016	2015
Operating revenues:
Affiliate	$44,134	$203,642	$152,260	$93,668
Third-party	85	46,832	49,363	20,791
Total operating revenues	44,219	250,474	201,623	114,459

Operating expenses:
Operation and maintenance expense	7,182	33,768	24,608	14,910
General and administrative expense(1)	3,612	22,252	21,613	17,895
Incentive unit expense (2)	—	—	—	1,044
Depreciation expense	7,480	26,420	25,170	16,399
Acquisition costs	—	529	125	—
Amortization of intangible assets	—	1,413	1,634	1,632
Other expense	—	2,614	1,531	543
Total operating expenses	18,274	86,996	74,681	52,423

Operating income	25,945	163,478	126,942	62,036
Other income	15	56	78	11
Interest expense (3)	(826)	(7,053)	(3,931)	(3,164)
Amortization of deferred finance costs	—	(3,642)	(1,479)	(576)
Income before income taxes	25,134	152,839	121,610	58,307
Income tax expense	—	—	—	(5,812)
Net income	$25,134	$152,839	$121,610	$52,495

Calculation of limited partner interest in net income:
Net income	$25,134	$152,839	$121,610	$52,495
Less: Pre-acquisition net income allocated to general partner	—	—	—	7,296
Less: General partner interest in net income attributable to incentive distribution rights	1,599	6,182	1,428	—
Limited partner net income	$23,535	$146,657	$120,182	$45,199

Net income per limited partner:(4)
Common units (basic)	$0.23	$1.43	$1.46	$0.76
Common units (diluted)	$0.23	$1.43	$1.45	$0.76
Subordinated units	$0.23	$1.43	$1.50	$0.76

(1)         In the Successor period, general and administrative expenses include charges from EQT of $2.9 million. For the Predecessor period from January 1, 2017 to November 12, 2017, and for the years ended December 31, 2016 and 2015, $19.4 million, $16.6 million and $11.9 million of general and administrative expenses include charges from Rice Energy Inc. (Rice Energy), respectively.

(2)          Incentive unit expense for the year ended December 31, 2015 was allocated from Rice Energy.

(3)          Interest expense includes charges from Rice Energy of $0.8 million for the year ended December 31, 2015.

(4)          Net income per limited partner unit does not include results attributable to the Pennsylvania and Ohio fresh water services assets (Water Assets) prior to their acquisition as those results are not attributable to limited partners of the Partnership.

The accompanying notes are an integral part of these Consolidated Financial Statements.

Rice Midstream Partners LP

Consolidated Statements of Cash Flows

	Successor	Predecessor
	Period from November 13, 2017	Period from January 1, 2017 to	Years Ended December 31,
(in thousands)	to December 31, 2017	November 12, 2017	2016	2015
Cash flows from operating activities:
Net income	$25,134	$152,839	$121,610	$52,495
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation expense	7,480	26,420	25,170	16,399
Amortization of intangibles	—	1,413	1,634	1,632
Amortization of deferred finance costs	—	3,642	1,479	576
Incentive unit expense	—	—	—	1,044
Equity compensation expense	17	497	2,854	4,501
Deferred income tax expense	—	—	—	1,388
Changes in operating assets and liabilities:
Accounts receivable	(7,283)	(30,540)	(4,232)	(14,174)
Prepaid expenses and other	176	(1,400)	37	2
Accounts payable	(2,327)	1,751	373	(478)
Accrued liabilities	(767)	(3,811)	5,192	6,621
Net cash provided by operating activities	22,430	150,811	154,117	70,006

Cash flows from investing activities:
Capital expenditures	(34,553)	(123,767)	(121,087)	(248,463)
Acquisition of Water Assets	—	—	—	(131,528)
Acquisition of Vantage Midstream Assets	—	—	(600,000)	—
Other acquisitions	—	(7,654)	—	—
Net cash used in investing activities	(34,553)	(131,421)	(721,087)	(379,991)

Cash flows from financing activities:
Purchase price in excess of related party net assets	—	—	—	(68,470)
Proceeds from borrowings	20,000	76,000	233,000	313,000
Repayments of borrowings	—	—	(186,000)	(170,000)
Costs related to initial public offering	—	—	—	(129)
Common units issuance, net of offering costs	—	—	620,330	171,902
Additions to deferred financing costs	—	(81)	(11,801)	3
Contributions from parent, net	—	—	39	78,480
Distributions paid to GP Holdings	(10,041)	(26,218)	(25,473)	(17,021)
Distributions paid to common unitholders	—	(78,223)	(46,239)	(17,017)
Employee tax withholding for settlement of phantom unit award vestings	—	—	(2,649)	—
Net cash provided by (used in) financing activities	9,959	(28,522)	581,207	290,748

Net (decrease) increase in cash	(2,164)	(9,132)	14,237	(19,237)
Cash at the beginning of the period	12,702	21,834	7,597	26,834
Cash at the end of the period	$10,538	$12,702	$21,834	$7,597

Rice Midstream Partners LP

Consolidated Statements of Cash Flows - (Continued)

	Successor	Predecessor
	Period from November 13, 2017	Period from January 1, 2017 to	Years Ended December 31,
(in thousands)	to December 31, 2017	November 12, 2017	2016	2015
Supplemental disclosure of cash flow information:
Cash paid for interest	$1,836	$7,331	$2,652	$3,146
Capital expenditures financed by accounts payable	4	15,197	2,239	—
Noncash elimination of deferred tax liabilities for the Water Assets	—	—	—	7,715

The accompanying notes are an integral part of these Consolidated Financial Statements.

Rice Midstream Partners LP

Consolidated Statements of Partners’ Capital

	Parent Net	Limited Partners		General
(in thousands)	Equity	Common	Subordinated	Partner	Total
Predecessor
Balance at January 1, 2015	$36,594	$442,451	$(49,101)	$—	$429,944
Contribution from parent, net	78,480	—	—	—	78,480
Incentive compensation expense	1,044	—	—	—	1,044
Equity compensation expense	399	4,020	—	—	4,419
Offering costs related to the initial public offering	—	(129)	—	—	(129)
Distributions to unitholders	—	(17,019)	(17,019)	—	(34,038)
Issuance of common units, net of offering costs	—	171,902	—	—	171,902
Elimination of current and deferred tax liabilities	7,715	—	—	—	7,715
Pre-acquisition net income allocated to general partner	7,296	—	—	—	7,296
Water Assets from Rice Energy	(131,528)	—	—	—	(131,528)
Purchase price in excess of net assets from Rice Energy	—	(8)	(68,462)	—	(68,470)
Net income	—	23,340	21,859	—	45,199
Balance at December 31 2015	$—	$624,557	$(112,723)	$—	$511,834
Contributions from parent, net	—	—	39	—	39
Equity compensation expense	—	306	—	—	306
Distributions to unitholders	—	(46,243)	(24,930)	(540)	(71,713)
Issuance of common units to public, net of offering costs	—	620,330	—	—	620,330
Net income	—	76,985	43,197	1,428	121,610
Balance at December 31, 2016	$—	$1,275,935	$(94,417)	$888	$1,182,406
Equity compensation expense	—	497	—	—	497
Distributions to unitholders	—	(78,227)	(30,588)	(5,667)	(114,482)
Net income	—	105,432	41,225	6,182	152,839
Balance at November 12, 2017	$—	$1,303,637	$(83,780)	$1,403	$1,221,260

Successor
Balance at November 13, 2017	—	1,549,688	605,839	344,141	2,499,668
Equity compensation expense	—	17	—	—	17
Net income	—	16,920	6,615	1,599	25,134
Balance, December 31, 2017	$—	$1,566,625	$612,454	$345,740	$2,524,819

The accompanying notes are an integral part of these Consolidated Financial Statements.

Rice Midstream Partners LP

Notes to Consolidated Financial Statements

1.                          Summary of Significant Accounting Policies and Related Matters

Organization and Basis of Presentation

Rice Midstream Partners LP (Rice Midstream Partners or the Partnership) is a growth-oriented Delaware limited partnership formed by Rice Energy Inc. (Rice Energy) in August 2014. On November 13, 2017 (the Merger Date), EQT Corporation (EQT) acquired Rice Energy pursuant to the Agreement and Plan of Merger, dated as of June 19, 2017 (as amended, the Merger Agreement), by and among EQT, Rice Energy and an indirect, wholly-owned subsidiary of EQT. Pursuant to the Merger Agreement, Rice Energy ultimately, through a series of mergers (the Mergers), merged with and into an indirect, wholly-owned subsidiary of EQT that continued as the surviving entity.

The Mergers resulted in EQT gaining control of Rice Midstream Management LLC (Midstream Management), the general partner of the Partnership. As a result of this change in control, the Partnership became a consolidated subsidiary of EQT. EQT’s acquisition of Midstream Management was accounted for using the acquisition method, which required the assets and liabilities acquired to be recorded at fair value with any excess purchase price recognized as goodwill. The Partnership elected to apply pushdown accounting and thus has reflected its assets and liabilities, including goodwill, at the fair values estimated by EQT on the Merger Date with the related adjustment to the Partnership’s net assets recorded in equity. As a result, the Partnership’s consolidated financial statements and certain footnote disclosures are presented in two distinct periods to indicate the application of two different bases of accounting between the periods presented. The periods prior to the Mergers are identified as Predecessor and the period after the Mergers is identified as Successor.

As a result of the Mergers, EQT became the indirect parent of Midstream Management and acquired beneficial ownership of 3,623 common units representing limited partner interests, 28,753,623 subordinated units representing limited partner interests and all incentive distribution rights of the Partnership, all of which are held by Rice Midstream GP Holdings LP (GP Holdings), an indirect, wholly-owned subsidiary of EQT. Please see Note 2 for further information regarding the Mergers.

On September 26, 2016, the Partnership entered into a Purchase and Sale Agreement (as amended, the Midstream Purchase Agreement), by and between the Partnership and Rice Energy relating to its acquisition from Rice Energy of the entities owning the midstream assets (the Vantage Midstream Asset Acquisition) associated with Rice Energy’s acquisition of Vantage Energy, LLC and Vantage Energy II, LLC (collectively, Vantage) and their subsidiaries (the Vantage Acquisition). Pursuant to the terms of the Midstream Purchase Agreement, and following the closing of the Vantage Acquisition, on October 19, 2016, the Partnership acquired from Rice Energy all of the outstanding membership interests of Vantage Energy II Access, LLC and Vista Gathering, LLC (collectively, the Vantage Midstream Entities). The Partnership’s acquisition of the Vantage Midstream Entities from Rice Energy is accounted for as a combination of entities under common control at historical cost. As the Vantage Midstream Asset Acquisition occurred concurrently with the Vantage Acquisition, no predecessor period existed which would warrant retrospective recast of our financial statements. See Note 2 for further detail regarding the Vantage Midstream Asset Acquisition.

On November 4, 2015, the Partnership entered into a Purchase and Sale Agreement (the Purchase Agreement), by and between the Partnership and Rice Energy. Pursuant to the terms of the Purchase Agreement, the Partnership acquired all of the outstanding limited liability company interests of Rice Water Services (PA) LLC and Rice Water Services (OH) LLC, two wholly-owned indirect subsidiaries of EQT (following EQT’s acquisition of Rice Energy) that own and operate a portion of EQT’s water services business. The acquired business includes Pennsylvania and Ohio fresh water distribution systems and related facilities that provide access to fresh water from the Monongahela River, the Ohio River and other regional water sources in Pennsylvania and Ohio (the Water Assets). Certain subsidiaries of EQT have also granted the Partnership, until December 31, 2025, (i) the exclusive right to develop water treatment facilities in the areas of dedication defined in the amended and restated water services agreements (the Water Services Agreement) and (ii) an option to purchase any water treatment facilities acquired by such subsidiaries in those areas at the applicable acquisition cost (collectively, the Option). The acquisition was accounted for as a combination of entities under common control, and as such, the Partnership’s consolidated financial statements have been retrospectively recast for all periods prior to November 1, 2015, the effective date of acquisition of the Water Assets, to include the historical results of the Water Assets.

The Partnership does not have any employees. Prior to the completion of the Mergers, operational support for the Partnership was provided by Rice Energy, and employees of Rice Energy managed and conducted the Partnership’s daily business operations. Following the Mergers, operational support for the Partnership is provided by EQT and certain of its subsidiaries, whose employees manage and conduct the Partnership’s daily business operations.

The Partnership’s cost of doing business incurred by Rice Energy and EQT in the Predecessor and Successor periods, respectively, on behalf of the Partnership have been reflected in the accompanying consolidated financial statements. These costs include general and administrative expenses allocated by Rice Energy and EQT to the Partnership in exchange for:

•                           business services, such as payroll, accounts payable and facilities management;

•                           corporate services, such as finance and accounting, legal, human resources and public and regulatory policy; and

•                           employee compensation.

Nature of Business

The Partnership is a fee-based, growth-oriented limited partnership formed by Rice Energy to own, operate, develop and acquire midstream assets in the Appalachian Basin. As of December 31, 2017, the Partnership provides midstream services to EQT and third parties within three counties in the Appalachian Basin through two primary segments: the gathering and compression segment and the water services segment.

Gathering and compression segment. The Partnership’s gathering assets consist of a high-pressure dry gas gathering system and associated compression in Washington and Greene Counties, Pennsylvania. The Partnership provides gathering and compression services under long-term, fixed price per unit contracts to EQT and third parties.

Water services segment. The Partnership’s water services assets consist of water pipelines, impoundment facilities, pumping stations, take point facilities and measurement facilities which are used to support well completion activities and to collect and recycle or dispose of flowback and produced water for EQT and third parties in Washington and Greene Counties, Pennsylvania and Belmont County, Ohio. The Partnership provides water services under long-term, fee-based contracts to EQT and third parties.

Principles of Consolidation

The consolidated financial statements of the Partnership have been prepared in accordance with accounting principles generally accepted in the United States (GAAP). The consolidated financial statements include the accounts of the Partnership and its subsidiaries. All intercompany transactions have been eliminated in consolidation. Transactions between the Partnership and Rice Energy in the Predecessor period and between the Partnership and EQT in the Successor period have been identified in the consolidated financial statements as transactions between affiliates and are discussed in further detail in Note 9.

Use of Estimates

The Partnership prepares its consolidated financial statements in conformity with GAAP, which require management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

Risks and Uncertainties

The Partnership relies on revenues generated from its gathering and water services assets, all of which are located in three counties within the Appalachian Basin. As a result of this concentration, the Partnership may be disproportionately exposed to the impact of regional supply and demand factors, delays or interruptions of production from wells in this area. Additionally, following the consummation of the Mergers, the Partnership is substantially dependent on EQT as its most significant customer, as EQT combined with Rice Energy for the period prior to the Mergers, represented substantially all of the Partnership’s gathering and compression revenues and 96% of the Partnership’s water revenues for the year ended December 31, 2017. The Partnership expects to derive a substantial majority of its revenues from EQT for the foreseeable future. As a result, any event, whether in the Partnership’s dedicated areas or otherwise, that adversely affects EQT’s production, drilling and completion schedule, financial condition, leverage, market reputation, liquidity, results of operations or cash flows may adversely affect its revenues and cash available for distribution.

The Partnership manages the credit risk of sales to third parties by limiting dealings to those third parties meeting specified criteria for credit and liquidity strength and by actively monitoring these accounts. The Partnership may request a letter of credit, guarantee, performance bond or other credit enhancement from a third party in order for that third party to meet the Partnership’s credit criteria. The Partnership did not experience any significant defaults on accounts receivable for the years ended December 31, 2017, 2016 and 2015.

Revenue Recognition

Gathering, compression and water service revenues are recognized in the period service is provided. The revenue the Partnership recognizes from gathering and compression services is generally directly related to the volume of natural gas that flows through its systems and revenue the Partnership recognizes from water services is generally directly related to the volume of water that is delivered, recycled or disposed.

Cash

The Partnership maintains cash at financial institutions which may at times exceed federally insured amounts and which may at times exceed consolidated balance sheet amounts due to outstanding checks. The Partnership has no accounts that are considered cash equivalents.

Accounts Receivable

Accounts receivable are stated at their historical carrying amount. The Partnership extends credit to parties in the normal course of business based upon management’s assessment of their creditworthiness. An allowance is provided for those accounts for which collection is estimated as doubtful; uncollectible accounts are written off and charged against the allowance. In estimating the allowance, management considers, among other things, how recently and how frequently payments have been received and the financial position of the party. There was no allowance recorded for any of the years presented in the consolidated financial statements.

Asset Retirement Obligations

The Partnership is under no legal or contractual obligation to restore or dismantle its gathering pipelines or compression facilities upon abandonment. Additionally, the Partnership operates and maintains its gathering systems and it intends to do so as long as supply and demand for natural gas exists, which the Partnership expects for the foreseeable future. Therefore, asset retirement obligations are generally not required for gathering systems as the Partnership believes that these assets have indeterminate useful lives, if properly maintained. Absent the lack of legal or contractual obligations, the Partnership is not able to make a reasonable estimate of when future dismantlement and removal dates of gathering systems may occur. The asset retirement obligations recorded in the consolidated balance sheets primarily relate to its water services assets. The Partnership records a liability for such asset retirement obligations and capitalizes a corresponding amount for asset retirement costs. The liability is estimated using the present value of expected future cash flows, adjusted for inflation and discounted at the Partnership’s credit adjusted risk-free rate. The current portion of asset retirement obligations is recorded in other accrued liabilities on the consolidated balance sheets.

A reconciliation of the beginning and ending aggregate carrying amount of asset retirement obligations for the years ended December 31, 2017 and 2016 is as follows:

(in thousands)
Predecessor
Balance at December 31, 2015	$3,048
Liabilities incurred	46
Liabilities assumed in Vantage Midstream Asset Acquisition	2,452
Liabilities settled	(46)
Accretion expense	290
Balance at December 31, 2016	$5,790
Liabilities incurred	384
Liabilities settled	(88)
Accretion expense	393
Revisions in estimated liabilities	351
Balance at November 12, 2017	$6,830

Successor
Revisions in estimated liabilities (1)	2,489
Balance at November 13, 2017	9,319
Liabilities settled	(20)
Accretion expense	22
Balance at December 31, 2017	$9,321

(1)                     Revisions in estimated liabilities reflect changes in assumptions associated with retirement costs and/or the estimated timing of settling retirement obligations. These revisions were recorded as an opening balance sheet adjustment at the Merger Date.

Interest

The Partnership capitalizes interest on expenditures for significant capital projects while activities are in progress to bring the assets to their intended use. Upon completion of construction of the asset, the associated capitalized interest costs are included within the Partnership’s asset base and depreciated accordingly. The following table summarizes the components of the Partnership’s interest incurred for the respective periods.

	Successor	Predecessor
	Period from November 13, 2017	Period from January 1, 2017 to	Years Ended December 31,
(in thousands)	to December 31, 2017	November 12, 2017	2016	2015
Interest incurred:
Interest expensed	$826	$7,053	$3,931	$3,164
Interest capitalized	605	594	175	222
Total incurred	$1,431	$7,647	$4,106	$3,386

Property and Equipment

In the Predecessor period, property and equipment was recorded at cost and was being depreciated over the estimated useful life of assets on a straight-line basis. Gathering pipelines and compressor stations were depreciated over a useful life of 60 years. Water pipelines, pumping stations and impoundment facilities were depreciated over a useful life of 10 to 15 years. In the Successor period, property and equipment is recorded at cost and is being depreciated using composite rates on a straight-line basis over the estimated useful lives of the assets. The overall rate of depreciation for the Successor period ended December 31, 2017 was approximately 3.7%. Effective as of the Merger Date, the Partnership estimates gathering pipelines to have useful lives ranging from 20 years to 65 years, compression equipment to have useful lives ranging from 20 years to 50 years and water equipment to have useful lives ranging from 10 to 15 years. As circumstances warrant, depreciation rates are reviewed to determine if any changes in the underlying assumptions are necessary.

The following table provides detail of property and equipment presented in the consolidated balance sheets at December 31, 2017 and 2016.

(in thousands)	As of December 31, 2017	As of December 31, 2016
Natural gas gathering assets	$1,138,581	$675,830
Natural gas gathering assets in progress	101,154	3,780
Accumulated depreciation	(4,020)	(21,615)
Natural gas gathering assets, net	1,235,715	657,995
Water service assets	176,209	165,482
Water service assets in progress	17,616	4,060
Accumulated depreciation	(3,363)	(24,981)
Water service assets, net	190,462	144,561
Other property and equipment, net	5,625	2,471
Property and equipment, net	$1,431,802	$805,027

Whenever events or changes in circumstances indicate that the carrying amount of long-lived assets may not be recoverable, the Partnership reviews its long-lived assets for impairment by first comparing the carrying value of the assets to the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the assets. If the carrying value exceeds the sum of the assets’ undiscounted cash flows, the Partnership estimates an impairment loss equal to the difference between the carrying value and fair value of the assets.

Goodwill

Goodwill is the total consideration of an acquisition less the fair value of the identifiable net assets of the acquired business, including identifiable intangible assets. The Partnership evaluates goodwill for impairment at least annually during the fourth quarter, or whenever events or changes in circumstances indicate it is more likely than not that the fair value of a reporting unit is less than its carrying amount. A reporting unit is an operating segment or a component of an operating segment for which discrete financial information is available and reviewed by management on a regular basis. The Partnership identifies its operations within two reporting units: (i) PA Gathering, and (ii) Water Services (which had not been ascribed goodwill). During the first quarter of 2017, the Partnership adopted Accounting Standards Update (ASU) 2017-04, “Intangibles — Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment.” This ASU eliminates Step 2 from the goodwill impairment test which previously required measurement of any goodwill impairment loss by comparing the implied fair value of a reporting unit’s goodwill with the carrying amount of that goodwill. Under ASU 2017-04, the Partnership compares the fair value of its reporting units with its carrying value amount and recognizes an impairment charge for the amount by which the carrying amount exceeds the reporting unit’s fair value, without exceeding the total amount of goodwill allocated to that reporting unit.

The Partnership may first consider qualitative factors to assess whether there are indicators that it is more likely than not that the fair value of a reporting unit may not exceed its carrying amount. To the extent that such indicators exist, the Partnership would complete a quantitative goodwill impairment test. The Partnership may also perform a quantitative goodwill impairment test at its discretion without performing the qualitative assessment. If the carrying value of the goodwill of a reporting unit exceeds its fair value, the difference is recognized as an impairment charge.

The Partnership’s fourth quarter 2017 annual test, which was performed in the Predecessor period, included the assessment of factors to determine whether it was more likely than not that the fair value of each reporting unit was less than its carrying value. Due to the reduction in its unit price following the announcement of the Mergers, the Partnership concluded that it would bypass a qualitative assessment and proceed directly to a quantitative impairment assessment for purposes of its annual test. The Partnership used a combination of the income approach and market approach to estimate the fair value of the reporting unit. For purposes of the income approach, the Partnership employed the discounted cash flow method, which used significant inputs not observable on the public market (Level 3), to determine fair value on the present value of estimated future cash flows, discounted at a risk-adjusted rate. The income approach included the Partnership’s estimates and assumptions related to future throughput volumes, operating revenues, operating costs, capital spending and changes in working capital. In addition, the Partnership employed the guideline public company method and the market capitalization method within the market approach to determine the fair value of the reporting units. The guideline public company method considers market multiples derived from market prices of publicly traded stocks of companies engaged in similar lines of business as the Partnership’s reporting units. The market capitalization method uses the Partnership’s stock price to derive fair value. From a market capitalization standpoint, the Partnership utilized a 30-day volume weighted average price look-back as of its annual assessment date. Estimating the fair value of the reporting units requires considerable judgment and determining fair value is sensitive to changes in assumptions impacting management’s estimates of the future financial results of the reporting units. Although the Partnership believes the estimates and assumptions used in estimating the fair value of its reporting units are reasonable and appropriate, different assumptions and estimates could materially impact the calculated fair value of the reporting units. Additionally, actual future results could differ from its current estimates and assumptions. As a result of the Partnership’s annual impairment test, it determined that the fair value of the reporting units exceeded its carrying value under each approach, both individually and on a weighted basis.

The Partnership completed an assessment of qualitative factors in the Successor period to determine whether it was more likely than not that the fair value of each reporting unit was less than its carrying value. The qualitative assessment encompassed a review of events and circumstances specific to the reporting unit with goodwill, as well as circumstances specific to the entity as a whole. Some of the factors considered in the Partnership’s qualitative assessment included macroeconomic conditions, industry and market conditions, cost factors affecting the business and performance of the Partnership’s unit price. In considering the totality of the qualitative factors assessed, based on the weight of evidence, circumstances did not exist that would indicate it was more likely than not that goodwill was impaired in the Successor period.

Changes in the value of goodwill during the years ended December 31, 2017 and 2016, all of which resides within the Partnership’s gathering and compression segment, are detailed below.

(in thousands)	Goodwill
Predecessor
Balance, December 31, 2015	$39,142
Additions	455,438
Balance, December 31, 2016	$494,580
Additions	—
Balance, November 12, 2017	$494,580

Successor
Additional goodwill related to pushdown accounting, net of previously recognized (1)	852,338
Balance, December 31, 2017	$1,346,918

(1)                     The Partnership has recorded goodwill as the excess of the estimated enterprise value over the sum of the fair value amounts allocated to the Partnership’s assets and liabilities. Goodwill was allocated to the value attributed to additional growth opportunities, synergies and operating leverage within the Partnership’s gathering and compression segment. See Note 2 for further information.

Intangible Assets

In the Predecessor period, the Partnership’s intangible assets were primarily comprised of customer contracts with EQT that were acquired as part of an April 2014 acquisition of certain gas gathering assets in Washington and Greene Counties, Pennsylvania. These intangible assets were valued based upon the estimated fair value of the assets at the acquisition date. The customer contracts were assigned a useful life of 30 years and amortized on a straight-line basis. At the Merger Date, the intangible assets that were related to customer contracts with EQT were eliminated through the application of pushdown accounting.

Segment Reporting

Business segments are components of the Partnership for which separate financial information is produced internally and are subject to evaluation by the Partnership’s chief operating decision maker in deciding how to allocate resources. The Partnership reports its operations in two segments: (i) gathering and compression and (ii) water services, which reflect its lines of business. Business segments are evaluated for their contribution to the Partnership’s consolidated results based on operating income. All of the Partnership’s operating revenues, income from operations and assets are located in the United States. See Note 10 for additional information regarding segment reporting.

Net Income per Limited Partner Unit

The Partnership’s net income is allocated to the limited partners, including subordinated unitholders, in accordance with their respective ownership percentages, and when applicable, giving effect to the incentive distribution rights held by GP Holdings. Basic and diluted net income per limited partner unit is calculated by dividing limited partners’ interest in net income, less general partner incentive distributions and pre-acquisition net income attributable to the general partner, by the weighted average number of outstanding limited partner units during the period.

We compute earnings per unit using the two-class method for master limited partnerships. Under the two-class method, earnings per unit is calculated as if all of the earnings for the period were distributed under the terms of the Partnership’s partnership agreement, regardless of whether the general partner has discretion over the amount of distributions to be made in any particular period, whether those earnings would actually be distributed during a particular period from an economic or practical perspective, or whether the general partner has other legal or contractual limitations on its ability to pay distributions that would prevent it from distributing all of the earnings for a particular period.

We calculate net income available to limited partners based on the distributions pertaining to the current period’s net income. The allocation of undistributed earnings, or net income in excess of distributions, to the incentive distribution rights is limited to cash available for distribution for the period. The Partnership’s net income allocable to the limited partners is allocated between common and subordinated unitholders by applying the provisions of the Partnership’s partnership agreement under the two-class method that govern actual cash distributions as if all earnings for the period had been distributed. Any common units issued during the period are included on a weighted-average basis for the days in which they were outstanding. Net income attributable to the Water Assets for the periods prior to their acquisition was not allocated to the limited partners for purposes of calculating net income per limited partner unit as these results are not attributable to limited partners of the Partnership.

Diluted net income per limited partner unit reflects the potential dilution that could occur if securities or agreements to issue common units, such as awards under the Rice Midstream Partners LP 2014 Long Term Incentive Plan (the LTIP), were exercised, settled or converted into common units. When it is determined that potential common units should be included in diluted net income per limited partner unit calculation, the impact is reflected by applying the treasury stock method.

Recently Issued Accounting Pronouncements

In May 2014, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) No. 2014-09, “Revenue from Contracts with Customers.” The standard requires an entity to recognize revenue in a manner that depicts the transfer of goods or services to customers at an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. In August 2015, the FASB issued ASU No. 2015-14, “Revenue from Contracts with Customers - Deferral of the Effective Date” which approved a one year deferral of ASU 2014-09 to annual reporting periods beginning after December 15, 2017. During the third quarter of 2017, the Partnership substantially completed its detailed review of the impact of the standard on each of its contracts. The Partnership adopted the ASUs using the modified retrospective method of adoption on January 1, 2018 and did not record an adjustment to equity. The Partnership does not expect the standard to have a significant impact on net income in 2018. Additional disclosures will be required to describe the nature, amount, timing and uncertainty of revenue and cash flows from contracts with customers including disaggregation of revenue and remaining performance obligations. The Partnership implemented processes and controls to ensure new contracts are reviewed for the appropriate accounting treatment and to generate the disclosures required under the new standard in the first quarter of 2018.

In February 2016, the FASB issued ASU No. 2016-02, “Leases (Topic 842)” which requires, among other things, that lessees recognize the following for all leases (with the exception of short-term leases) at the commencement date: (i) a lease liability, which is a lessee’s obligation to make lease payments arising from a lease, measured on a discounted basis; and (ii) a right-of-use asset, which is an asset that represents the lessee’s right to use, or control the use of, a specified asset for the lease term. The new guidance is effective for annual and interim reporting periods beginning after December 15, 2018. The Partnership continues to evaluate its agreements to assess the impact of the new guidance on its financial statements.

In March 2016, the FASB issued ASU 2016-09, “Improvements to Employee Share-Based Payment Accounting.” ASU 2016-09 affects entities that issue share-based payment awards to their employees. ASU 2016-09 is designed to simplify several aspects of accounting for share-based payment award transactions, including: (i) income tax consequences, (ii) classification of awards as either equity or liabilities, (iii) classification on the statement of cash flows and (iv) forfeiture rate calculations. The Partnership adopted ASU 2016-09 on January 1, 2017 and determined that the standard did not have a material impact on the consolidated financial statements.

In January 2017, the FASB issued ASU 2017-01, “Business Combinations (Topic 805): Clarifying the Definition of a Business,” which clarifies the definition of a business to assist entities with evaluating whether transactions should be accounted for as acquisitions or disposals of assets or businesses. This standard is effective for fiscal years beginning after December 15, 2017, including interim periods within that reporting period. The Partnership adopted this ASU on January 1, 2017, and has determined that the new ASU could potentially have a material impact on future consolidated financial statements for acquisitions that are not considered to be businesses.

In January 2017, the FASB issued ASU 2017-04, “Simplifying the Test of Goodwill Impairment.” ASU 2017-04 simplifies the quantitative goodwill impairment test requirements by eliminating the requirement to calculate the implied fair value of goodwill (Step 2 of the current goodwill impairment test). Instead, a partnership would record an impairment charge based on the excess of a reporting unit’s carrying value over its fair value (measured in Step 1 of the current goodwill impairment test). This update is effective for fiscal years beginning after December 15, 2019, including interim periods within those fiscal years, and early adoption is permitted. Entities will apply the standard’s provisions prospectively. The Partnership adopted ASU 2017-04 on January 1, 2017 and determined that this standard will not have a material quantitative effect on the financial statements in the future, unless an impairment charge is necessary.

In May 2017, the FASB issued ASU 2017-09, “Stock Compensation (Topic 718): Scope of Modification Accounting”. ASU 2017-09 clarifies when changes to the terms or conditions of a share-based payment award must be accounted for as modifications. The guidance is effective for annual periods, and interim periods within those annual periods, beginning after December 15, 2017, with early adoption permitted. The Partnership is currently evaluating the impact that this guidance will have on its consolidated financial statements.

Subsequent Events

The Partnership has evaluated subsequent events through the date of the financial statement issuance.

2.                          Mergers and Acquisitions

Rice Energy’s Merger with EQT

EQT performed a preliminary valuation of the fair value of the Partnership’s assets and liabilities as of the Merger Date. The fair value of the Partnership’s current assets and current liabilities were assumed to approximate their carrying values. The estimated fair value of the Partnership’s long-lived tangible assets was determined utilizing observable market inputs where available or estimated replacement cost adjusted for a usage or obsolescence factor. The estimated fair value of the Partnership’s long-term liabilities was determined utilizing observable market inputs where available or estimated based on their current carrying values. The Partnership has recorded goodwill as the excess of the estimated enterprise value over the sum of the fair value amounts allocated to the Partnership’s assets and liabilities. Goodwill was allocated to the value attributed to additional growth opportunities, synergies and operating leverage within the Partnership’s gathering and compression segment.

The following table summarizes the preliminary allocation of the fair value of the assets and liabilities of the Partnership as of the Merger Date through pushdown accounting from EQT. The preliminary allocation to certain assets and/or liabilities may be adjusted by material amounts as EQT continues to finalize the fair value estimates. Certain data necessary to complete the purchase price allocation is not yet available, including, but is not limited to, final appraisals of assets acquired and liabilities assumed. EQT expects to complete the purchase price allocation once it has received all of the necessary information, at which time the value of the assets and liabilities will be revised as appropriate.

(in thousands)	At November 13, 2017
Estimated Value of RMP	$2,499,668

Estimated Fair Value of Assets Acquired and Liabilities Assumed:
Current assets	$65,300
Property and equipment, net	1,419,077
Other non-current assets	47
Current liabilities	(56,351)
Revolving credit facility	(266,000)
Other non-current liabilities	(9,323)
Total estimated fair value of assets acquired and liabilities assumed	$1,152,750
Goodwill	$1,346,918

Vantage Acquisition

On September 26, 2016, the Partnership entered into the Midstream Purchase Agreement. Pursuant to the terms of the Midstream Purchase Agreement, and following the closing of the Vantage Acquisition, on October 19, 2016, the Partnership acquired from Rice Energy all of the outstanding membership interests of the Vantage Midstream Entities. The Vantage

Midstream Entities own midstream assets, including approximately 30 miles of dry gas gathering and compression assets and water assets. In consideration for the acquisition of the Vantage Midstream Asset Acquisition, the Partnership paid Rice Energy $600 million in aggregate consideration, which the Partnership paid in cash with the net proceeds of its private placement of common units (the 2016 Private Placement) of $441 million and borrowings under its revolving credit facility (defined in Note 3) of $159 million. The purchase price allocation ascribed approximately $144.6 million to property and equipment, $0.4 million in net working capital, and $455 million to goodwill.

The Partnership’s acquisition of the Vantage Midstream Entities from Rice Energy was accounted for as a combination of entities under common control at historical cost. As the Vantage Midstream Asset Acquisition occurred concurrently with the Vantage Acquisition, no predecessor period existed which would warrant retrospective recast of the Partnership’s financial statements.

The purchase price allocation was performed by Rice Energy. The fair values of the assets acquired were determined using various valuation techniques, including the cost approach. The assumed purchase price and fair values were prepared with the assistance of external specialists, and represented Rice Energy’s best estimate of the fair values of the assets acquired. Goodwill was allocated to the value attributed to additional growth opportunities, synergies and operating leverage within the Partnership’s gathering and compression segment as of December 31, 2016.

Post-Acquisition Operating Results

The Vantage Midstream Entities contributed the following to the Partnership’s consolidated operating results for the period from November 13, 2017 to December 31, 2017, for the period from January 1, 2017 to November 12, 2017 and for the period from October 19, 2016 to December 31, 2016.

	Successor	Predecessor
	Period from	Period from	Period from
(in thousands)	November 13, 2017 to December 31, 2017	January 1, 2017 to November 12, 2017	October 19. 2016 to December 31, 2016
Operating revenues	$6,529	$51,190	$8,571
Net income	$5,412	$38,200	$4,303

Pro Forma Information

The following unaudited pro forma combined financial information presents the Partnership’s results as though the acquisition of the Vantage Midstream Entities and the 2016 Private Placement had been completed at January 1, 2015.

	Predecessor
	Year Ended December 31,
(in thousands, except per unit data)	2016	2015
Operating revenues	$253,817	$156,944
Limited partner net income	$150,846	$67,199
Earnings per common unit (basic)	$1.54	$0.84
Earnings per common unit (diluted)	$1.54	$0.83
Earnings per subordinated units	$1.55	$0.84

3.                          Revolving Credit Facility

On December 22, 2014, Rice Midstream OpCo LLC, the Partnership’s wholly-owned subsidiary (Rice Midstream OpCo), entered into a revolving credit agreement (as amended, the Revolving Credit Facility) with Wells Fargo Bank, N.A., as administrative agent, and a syndicate of lenders.

As of December 31, 2017, the Revolving Credit Facility provided for lender commitments of $850 million, with an additional $200 million of commitments available under an accordion feature, subject to lender approval. As of December 31, 2017, Rice Midstream OpCo had $286 million of borrowings and $1 million of letters of credit outstanding under this facility, resulting in availability of $563 million. The average daily outstanding balance of the credit facility was approximately $216 million and interest was incurred on the facility at a weighted average annual interest rate of 3.1% during 2017. The Revolving

Credit Facility is available to fund working capital requirements and capital expenditures, to purchase assets, to pay distributions, to repurchase units and for general partnership purposes. The Revolving Credit Facility matures on December 22, 2019.

Principal amounts borrowed are payable on the maturity date, and interest is payable quarterly for base rate loans and at the end of the applicable interest period for Eurodollar loans. Rice Midstream OpCo may elect to borrow in Eurodollars or at the base rate. Eurodollar loans bear interest at a rate per annum equal to the applicable LIBOR Rate plus an applicable margin ranging from 200 to 300 basis points, depending on the leverage ratio in effect from time to time, and base rate loans bear interest at a rate per annum equal to the greatest of (i) the agent bank’s reference rate, (ii) the federal funds effective rate plus 50 basis points and (iii) the rate for one month Eurodollar loans plus 100 basis points, plus an applicable margin ranging from 100 to 200 basis points, depending on the leverage ratio in effect from time to time. The carrying amount of the Revolving Credit Facility is comprised of borrowings for which interest accrues under a fluctuating interest rate structure. Accordingly, the carrying value approximates fair value as of December 31, 2017 and represents a Level 2 measurement. Rice Midstream OpCo also pays a commitment fee based on the undrawn commitment amount ranging from 37.5 to 50 basis points.

The Revolving Credit Facility is secured by mortgages and other security interests on substantially all of its properties and is guaranteed by the Partnership and its restricted subsidiaries. The Revolving Credit Facility limits the Partnership’s ability to, among other things, incur or guarantee additional debt; redeem or repurchase units or make distributions under certain circumstances; make certain investments and acquisitions; incur certain liens or permit them to exist; enter into certain types of transactions with affiliates; merge or consolidate with another company; and transfer, sell or otherwise dispose of assets.

The Revolving Credit Facility also requires the Partnership to maintain the following financial ratios:

•                        an interest coverage ratio, which is the ratio of the Partnership’s consolidated EBITDA (as defined within the Revolving Credit Facility) to its consolidated current interest expense of at least 2.50 to 1.0 at the end of each fiscal quarter;

•                        a consolidated total leverage ratio, which is the ratio of consolidated debt to consolidated EBITDA, of not more than 4.75 to 1.0, and after electing to issue senior unsecured notes, a consolidated total leverage ratio of not more than 5.25 to 1.0, and, in each case, with certain increases in the permitted total leverage ratio following the completion of a material acquisition; and

•                        if the Partnership elects to issue senior unsecured notes, a consolidated senior secured leverage ratio, which is the ratio of consolidated senior secured debt to consolidated EBITDA, of not more than 3.50 to 1.0.

The Partnership was in compliance with such covenants and ratios as of December 31, 2017.

4.                          Commitments and Contingencies

Litigation

In the ordinary course of business, various legal and regulatory claims and proceedings are pending or threatened against the Partnership. While the amounts claimed may be substantial, the Partnership is unable to predict with certainty the ultimate outcome of such claims and proceedings. The Partnership accrues legal and other direct costs related to loss contingencies when actually incurred.  The Partnership has established reserves it believes to be appropriate for pending matters and, after consultation with counsel and giving appropriate consideration to available insurance, the Partnership believes that the ultimate outcome of any matter currently pending against the Partnership will not materially affect the Partnership’s business, financial condition, results of operations, liquidity or ability to make distributions.

The Partnership is subject to federal, state and local environmental laws and regulations. These laws and regulations, which are constantly changing, can require expenditures for remediation and in certain instances result in assessment of fines. The Partnership has established procedures for ongoing evaluation of its operations to identify potential environmental exposures and assure compliance with regulatory requirements. The estimated costs associated with identified situations that require remedial action are accrued. Ongoing expenditures for compliance with environmental law and regulations, including investments in plant and facilities to meet environmental requirements, have not been material. Management believes that any such required expenditures will not be significantly different in either nature or amount in the future and does not know of any environmental liabilities that will have a material effect on its business, financial condition, results of operations, liquidity or ability to make distributions.

Lease Obligations

The Partnership has lease obligations for compression equipment under existing contracts with third parties. Rent expense included in operation and maintenance expense for the periods from November 13, 2017 to December 31, 2017 and from January 1, 2017 to November 12, 2017, and the years ended December 31, 2016 and 2015 was $0.3 million, $1.2 million, $1.6 million and $1.7 million, respectively. Future payments for this equipment as of December 31, 2017 totaled $3.6 million (2018: $1.2 million; 2019: $1.2 million; 2020: $0.6 million; 2021: $0.3 million; and 2022: $0.3 million).

5.                          Partners’ Capital

The following table presents the Partnership’s common and subordinated units issued from January 1, 2016 through December 31, 2017:

	Limited Partners			GP Holdings
	Common	Subordinated	Total	Ownership %
Balance, January 1, 2016	42,163,749	28,753,623	70,917,372	41%
Equity offering in June 2016	9,200,000	—	9,200,000
Equity offering in October 2016	20,930,233	—	20,930,233
Common units issued under at the market program (1)	944,700	—	944,700
Vested phantom units, net	280,451	—	280,451
Balance, December 31, 2016	73,519,133	28,753,623	102,272,756	28%
Vested phantom units, net(2)	30,352	—	30,352	—%
Balance, December 31, 2017	73,549,485	28,753,623	102,303,108	28%

(1)                     In May 2016, the Partnership entered into an equity distribution agreement that established an at the market common unit offering program, pursuant to which a group of managers, acting as sales agents, may sell RMP common units having an aggregate offering price of up to $100 million (the ATM Program). The Partnership has used the net proceeds from the sale of common units pursuant to the ATM Program for general partnership purposes, including repayment of debt, acquisitions and capital expenditures.

(2)                     All 2017 phantom unit vestings occurred prior to the Merger Date.

As of December 31, 2017, GP Holdings owned an approximate 28% limited partner interest in the Partnership consisting of 3,623 common units and 28,753,623 subordinated units, as well as all of the incentive distribution rights in the Partnership. See Note 7 for information regarding the Partnership’s subordination period.

6.                          Phantom Unit Awards

The Partnership’s general partner has granted phantom unit awards under the LTIP to certain non-employee directors of the Partnership that provide services to the Partnership under an omnibus agreement with EQT. Pursuant to the LTIP, the maximum aggregate number of common units that may be issued pursuant to any and all awards under the LTIP shall not exceed 5,000,000 common units, subject to adjustment due to recapitalization or reorganization, or related to forfeitures or the expiration of awards, as provided under the LTIP.

The equity-based awards are valued at the date of issuance and the related compensation cost is recognized into earnings on a straight-line basis over the vesting period. The equity-based awards will cliff vest at the end of the requisite service period of approximately one year. The Partnership recorded $0.5 million, $2.8 million and $4.1 million of equity compensation cost related to these awards for the period from January 1, 2017 to November 12, 2017 and the years ended December 31, 2016 and 2015, respectively, in general and administrative expenses on the consolidated statements of operations. At December 31, 2017, total unrecognized compensation cost expected to be recognized over the remaining vesting periods was $0.2 million for these awards.

The following table summarizes the activity for the equity-based awards during the years ended December 31, 2017 and 2016.

	Number of units	Weighted average grant date fair value
Total unvested, January 1, 2016	432,628	$16.52
Granted	30,352	17.81
Vested	(399,158)	16.52
Forfeited	(33,470)	16.50
Total unvested - December 31, 2016	30,352	$17.81
Granted(1)	20,688	24.41
Vested(1)	(30,352)	17.81
Total unvested - December 31, 2017	20,688	$24.41

(1)                     All 2017 equity-based awards were granted or vested prior to the Merger Date.

7.                          Net Income per Limited Partner Unit and Cash Distributions

Diluted net income per limited partner unit reflects the potential dilution that could occur if securities or agreements to issue common units, such as awards under the LTIP, were exercised, settled or converted into common units. When it is determined that potential common units should be included in diluted net income per limited partner unit calculation, the impact is reflected by applying the treasury stock method.

The following table presents the Partnership’s calculation of net income per limited partner unit for common and subordinated limited partner units.

	Successor	Predecessor
	Period from November 13, 2017 to	Period from January 1, 2017 to	Years Ended December 31,
(in thousands, except per unit data)	December 31, 2017	November 12, 2017	2016	2015
Net income	$25,134	$152,839	$121,610	$52,495
Less: Pre-acquisition net income allocated to general partner (1)	—	—	—	7,296
Less: General partner interest in net income attributable to incentive distribution rights	1,599	6,182	1,428	—
Limited partner net income	$23,535	$146,657	$120,182	$45,199

Net income allocable to common units	$16,920	$105,432	$76,985	$23,340
Net income allocable to subordinated units	6,615	41,225	43,197	21,859
Limited partner net income	$23,535	$146,657	$120,182	$45,199

Weighted-average limited partner units outstanding - basic:
Common units	73,549,485	73,535,414	52,822,030	30,700,864
Subordinated units	28,753,623	28,753,623	28,753,623	28,753,623
Total	102,303,108	102,289,037	81,575,653	59,454,487

Weighted-average limited partner units outstanding - diluted:
Common units (2)	73,558,609	73,544,497	53,065,865	30,807,972
Subordinated units	28,753,623	28,753,623	28,753,623	28,753,623
Total	102,312,232	102,298,120	81,819,488	59,561,595

Net income per limited partner unit - basic:
Common units	$0.23	$1.43	$1.46	$0.76
Subordinated units (3)	0.23	1.43	1.50	0.76
Total	$0.23	$1.43	$1.47	$0.76

Net income per limited partner unit - diluted:
Common units	$0.23	$1.43	$1.45	$0.76
Subordinated units (3)	0.23	1.43	1.50	0.76
Total	$0.23	$1.43	$1.47	$0.76

(1)         Pre-acquisition net income allocated to the general partner relates to operations of the Water Assets for periods prior to their acquisition.

(2)         Diluted weighted-average limited partner common units includes the effect of 9,124, 9,083, 243,835 and 107,108 units for the period from November 13, 2017 to December 31, 2017, the period from January 1, 2017 to November 12, 2017 and for the years ended December 31, 2016 and 2015, respectively.

(3)         Basic and diluted income per limited partner unit is presented as if all earnings for the period had been distributed. While it appears that more income is allocated to the subordinated unitholders than the common unitholders for the year ended December 31, 2016, the Partnership’s partnership agreement prevents the Partnership from making a distribution to the subordinated unitholders in excess of those to the common unitholders.

Subordinated Units

Following the consummation of the Mergers, EQT indirectly owned all of the Partnership’s subordinated units. The principal difference between the Partnership’s common units and subordinated units was that, under the partnership agreement, for any quarter during the subordination period, holders of the subordinated units were not entitled to receive any distribution from operating surplus until the common units had received the minimum quarterly distribution for such quarter plus any arrearages in the payment of the minimum quarterly distribution from prior quarters. Subordinated units did not accrue arrearages. As a result of the declaration of the Partnership’s fourth quarter 2017 cash distribution, which was paid on February 14, 2018, the subordination period with respect to the Partnership’s 28,753,623 subordinated units expired on February 15, 2018 and all of the outstanding Partnership subordinated units converted into Partnership common units on a one-for-one basis on that day.

Cash Distributions

Within 45 days after the end of each quarter, pursuant to the terms of its partnership agreement, the Partnership intends to distribute to the holders of common units on a quarterly basis all of its available cash to the extent it has sufficient cash after the establishment of cash reserves and the payment of its expenses, including payments to its general partner and affiliates. Following the consummation of the Mergers, all of the incentive distribution rights are held indirectly by EQT through GP Holdings. Incentive distribution rights represent the right to receive increasing percentages (15%, 25% and 50%) of quarterly distributions from operating surplus after the minimum quarterly distribution and the target distribution levels have been achieved.

For any quarter in which the Partnership has distributed cash from operating surplus to the common unitholders in an amount equal to the minimum distribution, then the Partnership will distribute any additional available cash from operating surplus for that quarter among the unitholders and the incentive distribution rights holders in the following manner:

		Marginal Percentage Interest in Distributions
	Total Quarterly Distribution Per Unit	Unitholders	Incentive Distribution Rights Holders
Minimum Quarterly Distribution	$0.1875	100%	—%
First Target Distribution	above $0.1875 up to $0.2156	100%	—%
Second Target Distribution	above $0.2156 up to $0.2344	85%	15%
Third Target Distribution	above $0.2344 up to $0.2813	75%	25%
Thereafter	above $0.2813	50%	50%

In 2017 and 2016, cash distributions of $5.7 million and $0.5 million, respectively, were made to GP Holdings related to its incentive distribution rights in the Partnership based upon the level of distribution paid per common and subordinated unit.

The Board of Directors of the Partnership’s general partner declared the following cash distributions to the Partnership’s common and subordinated unitholders for the periods presented.

Quarters Ended	Total Quarterly Distribution per Unit	Date of Distribution
March 31, 2016	$0.2100	May 12, 2016
June 30, 2016	$0.2235	August 11, 2016
September 30, 2016	$0.2370	November 10, 2016
December 31, 2016	$0.2505	February 16, 2017
March 31, 2017	$0.2608	May 18, 2017
June 30, 2017	$0.2711	August 17, 2017
September 30, 2017	$0.2814	November 16, 2017
December 31, 2017	$0.2917	February 14, 2018

8.                          Income Taxes

The Partnership is not subject to federal and state income taxes as a result of its limited partner structure. For federal and state income tax purposes, all income, expenses, gains, losses and tax credits generated by the Partnership flow through to the unitholders. As such, the Partnership does not record a provision for income taxes in the current period. Prior to the Partnership’s IPO, the Partnership’s income was included as part of Rice Energy’s consolidated federal tax return.

Prior to the acquisition of the Water Assets, the operations of the Water Assets were subject to income taxes and were included as part of Rice Energy’s consolidated federal tax return. Accordingly, the income tax effects associated with the operations of the Water Assets continued to be subject to income taxes until the Water Assets were acquired by the Partnership. Due to the Partnership’s status for U.S. federal and state income tax purposes, net current and deferred income tax liabilities of the Water Assets of $7.7 million eliminated through equity on the effective date of their acquisition by the Partnership. For the year ended December 31, 2015, the Partnership recorded income tax expense of approximately $5.8 million associated with the operations of the Water Assets prior to acquisition by the Partnership.

Pursuant to an agreement between the Partnership and the Internal Revenue Service (IRS) regarding the Partnership’s 2016 tax reporting, the Partnership had two short tax years for the calendar year 2016 as a result of a technical termination that occurred on February 22, 2016. This technical termination resulted in a significant deferral of depreciation deductions that were otherwise allowable in computing the taxable income of the Partnership’s unitholders for the period February 23, 2016 through December 31, 2016. The Partnership provided a single Schedule K-1 to each unitholder reflecting the unitholder’s taxable income for the full calendar year.

Based on management’s analysis, the Partnership did not have any uncertain tax positions as of December 31, 2017.

9.                          Related Party Transactions

In the ordinary course of business, the Partnership engages in transactions with EQT and its affiliates, including but not limited to, gathering, compression and water services agreements. For periods prior to the Mergers, related parties included Rice Energy and certain of its subsidiaries. Following the consummation of the Mergers, related parties included EQT and certain of its subsidiaries.

Omnibus Agreement

On December 22, 2014, upon completion of the Partnership’s IPO, the Partnership entered into an omnibus agreement with Midstream Management, Rice Energy and other affiliates (the Initial Omnibus Agreement). Pursuant to the Initial Omnibus Agreement, Rice Energy performed centralized corporate and general and administrative services for the Partnership, such as financial and administrative, information technology, legal, health, safety and environmental, human resources, procurement, engineering, business development, investor relations, insurance and tax. In exchange, the Partnership reimbursed Rice Energy for the expenses incurred in providing these services, except for any expenses associated with Rice Energy’s long-term incentive programs. On the Merger Date, in connection with the completion of the Mergers, the Partnership, EQT and other affiliates entered into an Amended and Restated Omnibus Agreement (the Amended Omnibus Agreement), with substantially the same terms as the Initial Omnibus Agreement.

The expenses for which the Partnership reimburses EQT and its subsidiaries related to corporate and general and administrative services may not necessarily reflect the actual expenses that the Partnership would incur on a stand-alone basis. The Partnership is unable to estimate what the costs would have been with an unrelated third party.

10.                   Financial Information by Business Segment

The Partnership operates in two business segments: (i) gathering and compression and (ii) water services. Business segments are evaluated for their contribution to the Partnership’s consolidated results based on operating income. Other income and expenses, interest and income taxes are managed on a consolidated basis. There were no inter-segment transactions during any of the periods presented. The segment accounting policies are the same as those described in Note 1 to these consolidated financial statements. The operating results and assets of the Partnership’s reportable segments were as follows for each respective period.

	Successor
	Period from November 13, 2017 to December 31, 2017
(in thousands)	Gathering and Compression	Water Services	Consolidated Total
Total operating revenues	$30,614	$13,605	$44,219
Total operating expenses	8,814	9,460	18,274
Operating income	$21,800	$4,145	$25,945

Segment assets	$2,640,682	$208,331	$2,849,013
Depreciation expense	$3,965	$3,515	$7,480
Capital expenditures for segment assets	$28,320	$6,233	$34,553

	Predecessor
	Period from January 1, 2017 to November 12, 2017
(in thousands)	Gathering and Compression	Water Services	Consolidated Total
Total operating revenues	$167,492	$82,982	$250,474
Total operating expenses	46,743	40,253	86,996
Operating income	$120,749	$42,729	$163,478

Depreciation expense	$11,324	$15,096	$26,420
Capital expenditures for segment assets	$113,373	$10,394	$123,767

	Predecessor
	Year Ended December 31, 2016
(in thousands)	Gathering and Compression	Water Services	Consolidated Total
Total operating revenues	$132,099	$69,524	$201,623
Total operating expenses	38,951	35,730	74,681
Operating income	$93,148	$33,794	$126,942

Segment assets	$1,260,681	$138,536	$1,399,217
Depreciation expense	$10,840	$14,330	$25,170
Capital expenditures for segment assets	$113,033	$8,054	$121,087

	Predecessor
	Year Ended December 31, 2015
(in thousands)	Gathering and Compression	Water Services	Consolidated Total
Total operating revenues	$77,211	$37,248	$114,459
Total operating expenses	28,326	24,097	52,423
Operating income	$48,885	$13,151	$62,036

Segment assets	$547,810	$141,980	$689,790
Depreciation expense	$6,310	$10,089	$16,399
Capital expenditures for segment assets	$149,706	$98,757	$248,463

11.                   Quarterly Financial Information (Unaudited)

The Partnership’s quarterly financial information for the years ended December 31, 2017 and 2016 is as follows (in thousands, except per unit data):

	Predecessor				Successor
Year ended December 31, 2017: (1)	First quarter	Second quarter	Third quarter	Period from October 1 to November 12	Period from November 13 to December 31
Operating revenues	$62,750	$72,377	$81,701	$33,646	$44,219
Operating expenses	22,154	25,363	27,054	12,424	18,274
Operating income	40,596	47,014	54,647	21,222	25,945
Net income	$37,615	$44,060	$51,454	$19,710	$25,134
Net income per limited partner unit - basic	$0.36	$0.42	$0.48	$0.18	$0.23
Net income per limited partner unit - diluted	$0.36	$0.42	$0.48	$0.18	$0.23

	Predecessor
Year ended December 31, 2016: (1)	First quarter	Second quarter	Third quarter	Fourth quarter (2)
Operating revenues	$54,543	$46,547	$41,067	$59,466
Operating expenses	18,926	17,547	15,531	22,677
Operating income	35,617	29,000	25,536	36,789
Net income	$34,426	$27,936	$24,989	$34,529
Net income per limited partner unit - basic	$0.49	$0.38	$0.30	$0.33
Net income per limited partner unit - diluted	$0.48	$0.38	$0.30	$0.33

(1)                     The sum of quarterly data in some cases may not equal the yearly total due to rounding.

(2)                     Includes the results of the Vantage Midstream Entities for the period from October 19, 2016 to December 31, 2016.